CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SURFECT HOLDINGS, INC.

______________________________________________________________________________

Surfect Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph A of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred and Ten Million (510,000,000), which shall be divided into two classes as follows: Five Hundred Million (500,000,000) shares of common stock, $0.0001 par value per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Surfect Holdings, Inc. has caused this Certificate to be executed by its duly authorized officer on this 11th day of November, 2007.

SURFECT HOLDINGS, INC.

By: /s/ Steven Anderson
Name: Steven Anderson
Title: President